Exhibit 107

Calculation of Filing Fee Tables

           S-8

(Form Type)

Cheetah Net Supply Chain Service Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security	Fee	Amount	Proposed		Fee Rate	Amount of
	Type	Class	Calculation	Registered(1)	Maximum	Maximum		Registration
		Title	Rule		Offering	Aggregate		Fee
					Price Per	Offering
					Unit(2)	Price
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,500,000	$0.28	$700,000	0.00014760	$103.32
	Total Offering Amounts					$700,000		$103.32
	Total Fee Offset							$0
	Net Fee Due							$103.32

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers shares of Class A common stock, par value of US$0.0001 per share, of Cheetah Net Supply Chain Service Inc. (the “Registrant”) issuable pursuant to the Cheetah Net Supply Chain Service Inc. 2024 Equity Incentive Plan (the “2024 Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2024 Plan to prevent dilution from share splits, share dividends, or similar transactions as provided in the 2024 Plan.

(2)	Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A common stock on the Nasdaq Capital Market as of September 13, 2024, within five business days prior to the date of filing of this registration statement.